UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2007

ENERGY FOCUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

32000 Aurora Road
Solon, Ohio		44139
(Address of principal executive offices)		(Zip Code)

(440) 715-1300
(Registrant’s telephone number,
including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Energy Focus, Inc. (“we” or “us”) has appointed Barry R. Greenwald as General Manager of our Pool & Spa Division, a non-officer position, effective as of October 1, 2007. Until that appointment, he has served as the President of that Division. Under the Company’s November 9, 2007 agreement with him, Mr. Greenwald, who is 61, will receive certain payments spread over the next four years. As with our other employees, Mr. Greenwald’s employment is “at will”, so that either we or he may terminate the relationship at any time for any reason.

Under the terms of the agreement, Mr. Greenwald will receive base compensation of $244,000 per year and will be entitled to our standard salaried employee benefit package and a leased vehicle subject to the Company’s prior approval.

The agreement requires that Mr. Greenwald develop a succession plan for himself at the Pool & Spa Division and employ a qualified successor by January 2008. He must also develop and begin to implement a comprehensive Division product marketing plan by March 2008.

As additional compensation, the agreement provides that we will pay Mr. Greenwald approximately $77,250 on November 15, 2007, $77,250 on March 15, 2008, and $4,290 per month from January 2009 through December 2011. Our obligation to continue making those payments will end if he resigns, is terminated by us for cause, dies, or becomes disabled. Under certain circumstances, the remaining amounts would be paid in a lump sum following termination.

Finally, the agreement provides that, while Mr. Greenwald is employed with us and as long as he is receiving payments from us following the termination of employment, he may not compete with us in any state where we have done business, in any state where he has done business on our behalf, and with any customer with which he has had dealings on our behalf.

Our agreement with Mr. Greenwald replaces our prior agreements with him, except for our stock option awards to him, which remain in effect.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2007

ENERGY FOCUS, INC.

By:	/s/ John M. Davenport
Name: John M. Davenport
Title: Chief Executive Officer